                                                                    EXHIBIT 99.1


                  SUNRISE MEDICAL INC. AMENDS RIGHTS AGREEMENT

          Carlsbad, California, April [29], 1997 -- The Board of Directors of Sunrise Medical, Inc. (NYSE: SMD) today announced that it had amended its Stockholder Rights Agreement to change several key provisions. The amended agreement reduces the stock ownership level at which rights become exercisable from 25% to 15%, increases the exercise price of the rights from $55.00 to $60.00 and extends the termination date of the Rights Agreement from May 7, 2000 to May 16, 2007.

          Commenting on the amendments, Richard H. Chandler, the chairman and president of the Company, stated, "The amendments were adopted in the normal course of updating and extending the Rights Agreement and not in response to any specific effort to acquire control of the Company. The amended provisions provide an improved level of stockholder protection and align our plan with provisions that have become more common since the Rights Agreement was adopted in 1990."

          "The Rights Agreement is designed to assure that all Sunrise stockholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Company," Chandler said. "The Rights do not prevent an acquisition, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Agreement is intended to enhance the ability of all Sunrise stockholders to realize the long-term value of their investment in the Company."

          Sunrise Medical Inc. designs, manufactures and markets medical products used in homecare and extended care settings that address the recovery, rehabilitation and respiratory needs of the elderly and the disabled. The Company manufactures its products in North America and Europe and distributes them in more that 100 countries worldwide.